Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2007 RESULTS
GROSS PROFIT IMPROVES BY MORE THAN 14%

Philadelphia, PA – April 17, 2007.   Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2007.

Net sales in the first quarter grew to $1,713 million, up 12.4% over the $1,524 million in the first quarter of 2006. The increase in sales was primarily attributable to stronger sales unit volumes, the pass-through of higher raw material costs and foreign currency translation.

First quarter gross profit rose 14.5% to $213 million over the $186 million in the 2006 first quarter. As a percentage of net sales, gross profit improved to 12.4% in the first quarter from 12.2% in the first quarter last year. Higher sales unit volumes primarily drove the improvement.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $118 million in the first quarter, up 12.4% over the $105 million in the 2006 first quarter. Segment income as a percentage of net sales was 6.9% in both periods. As required, the Company adopted FASB Staff Position AUG AIR-1 (FSP AUG AIR-1) “Accounting for Planned Major Maintenance Activities”, retrospectively, on January 1, 2007. The adoption of the FSP did not have an impact on the Company’s annual financial statements for 2006; however, 2006 quarterly results have been restated with the net effect being a $3 million decrease to cost of products sold in the first quarter of 2006 and a $3 million increase to cost of products sold in the fourth quarter of 2006.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “I’m pleased to report that we have started the year well. Volumes were on plan and reflected increases across most products and regions. We recovered previously lost volumes in our North American beverage can business and our North American food can business continued its improvements in product mix, operating efficiencies and volume. Equally important, implementation of a cost recovery pricing initiative in our European beverage can business is also on plan. During the quarter, we completed and commercialized a second beverage can line in Ho Chi Minh City, Vietnam. In addition, we began construction in Cambodia of a new beverage can plant outside of the capital city Phnom Penh. We believe that these are fast growing markets with long-term potential and we are pleased to be growing with our customers there.”

Selling and administrative expense in the first quarter was $95 million compared to $81 million in last year’s first quarter. The increase reflects a higher accrual for incentive compensation costs, foreign currency translation and general inflationary increases.

Interest expense in the first quarter was $76 million compared to $67 million in the first quarter of 2006. The increase reflects the impact of higher average short-term borrowing rates and foreign currency translation.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The provision for income taxes was $18 million for the first quarter of 2007 compared to $7 million for the first quarter of 2006. The effective tax rate increased to 39.1% in the first quarter from 21.2% in last year’s first quarter. The first quarter normally has the lowest pre-tax income of any quarter during the year and consequently a higher effective tax rate due to the Company’s inability to recognize tax benefits in certain jurisdictions. As the year progresses through subsequent quarters, which in prior years had higher pre-tax income, the effective tax rate is expected to decline. The Company currently projects a 26% effective tax rate for the full year of 2007. Additionally, and as required, the Company adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. Pursuant to FIN 48, the provision for income taxes was increased by $1 million, or $0.01 per diluted share, in the first quarter of 2007.

Net income from continuing operations in the first quarter was $16 million, or $0.10 per diluted share, compared to net income from continuing operations of $12 million, or $0.07 per diluted share, in the first quarter of 2006. In last year’s first quarter, the Company reported a net charge of $6 million, or $0.03 per diluted share, related primarily to the restructuring of food can operations in Spain.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income and cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Segment income and free cash flow are derived from the Company’s Consolidated Statements of Operations and Cash Flows, respectively, and reconciliations to segment income and free cash flow can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 18, 2007 at 9:30 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 25. The telephone numbers for the replay are (203) 369-3627 or toll free (800) 333-0467 and the access passcode is 2007425.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to grow in emerging markets, including Vietnam and Cambodia, and to generate increased pre-tax income in the subsequent quarters of 2007 (yielding a declining effective tax rate). Other important factors are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets
and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)
	Three months ended March 31,

	2007	2006

Net sales	$1,713	$1,524

Cost of products sold	1,445	1,284
Depreciation and amortization	55	54

Gross profit (1)	213	186

Selling and administrative expense	95	81
Provision for restructuring		9
Gain on sale of assets		(1)
Interest expense	76	67
Interest income	(3)	(3)
Translation and foreign exchange adjustments	(1)

Income from continuing operations before income taxes, minority interests and equity earnings	46	33
Provision for income taxes	18	7
Minority interests and equity earnings	(12)	(14)

Income from continuing operations	16	12

Loss from discontinued operations		(2)

Net income	$16	$10

Basic earnings/(loss) per average common share:
Continuing operations	$0.10	$0.07
Discontinued operations		(0.01)

Net income	$0.10	$0.06

Diluted earnings/(loss) per average common share:
Continuing operations	$0.10	$0.07
Discontinued operations		(0.01)

Net income	$0.10	$0.06

Weighted average common shares outstanding:
Basic	162,273,457	167,075,638
Diluted	166,681,273	171,640,555
Actual common shares outstanding	163,440,860	168,171,574

(1) A reconciliation from gross profit to segment income is found on the following page.

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three months ended March 31, 2007 and 2006 follows:

	Three Months Ended March 31,

	2007	2006

Gross profit	$213	$186
Selling and administrative expense	95	81

Segment income	$118	$105

Segment Information

	Three Months Ended March 31,

Net Sales	2007	2006

Americas Beverage	$393	$347
North America Food	185	182
European Beverage	281	238
European Food	446	411
European Specialty Packaging	103	86

Total reportable segments	1,408	1,264
Non-reportable segments	305	260

Total net sales	$1,713	$1,524

Segment Income

Americas Beverage	$37	$28
North America Food	10	8
European Beverage	30	25
European Food	38	42
European Specialty Packaging	1	2

Total reportable segments	116	105
Non-reportable segments	34	31
Corporate and other unallocated items	(32)	(31)

Total segment income	$118	$105

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

A reconciliation of segment income of reportable segments to consolidated income from continuing operations before income taxes, minority interests and equity earnings for the three months ended March 31, 2007 and 2006 follows:

	2007	2006

Segment income of reportable segments	$116	$105
Segment income of non-reportable segments	34	31
Corporate and other unallocated items	(32)	(31)
Provision for restructuring		(9)
Gain on sale of assets		1
Interest expense	(76)	(67)
Interest income	3	3
Translation and exchange adjustments	1

Income from continuing operations before income taxes, minority interests and equity earnings	$46	$33

“Corporate and other unallocated items” includes corporate and division administrative costs, technology costs, and unallocated items such as pension plan costs.

Adoption of FSP AUG AIR-1
As of January 1, 2007, the Company, as required, retrospectively adopted FASB Staff Position No. AUG AIR-1 (FSP AUG AIR-1) “Accounting for Planned Major Maintenance Activities.” As permitted by FSP AUG AIR-1, the Company now expenses planned major maintenance costs in the quarter incurred as opposed to the previous policy of accruing for such costs in advance. Adoption of FSP AUG AIR-1 had no impact on the Company’s annual financial statements for 2006; however, adoption of the FSP has resulted in a net $3 million decrease to cost of products sold for the first quarter of 2006 and a net $3 million increase to cost of products sold for the fourth quarter of 2006 as shown below.

	2006

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

Americas Beverage	3	(1)	(1)	(1)
European Beverage		1	1	(2)

Total decrease/(increase) to cost of products sold	3			(3)

Adoption of FIN 48
The Company, as required, also adopted, as of January 1, 2007, FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN 48 requires that the impact of a tax position be recognized if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon the ultimate settlement. A cumulative effect of $16 million for the change in accounting principle was recorded as a charge to opening retained earnings on January 1, 2007. In the first quarter of 2007, the provision for income taxes was increased by $1 million pursuant to FIN 48.

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2007	2006

Assets
Current assets
Cash and cash equivalents	$278	$293
Receivables, net	861	814
Inventories	1,060	965
Prepaid expenses and other current assets	68	85

Total current assets	2,267	2,157

Goodwill	2,200	2,040
Property, plant and equipment, net	1,594	1,608
Other non-current assets	521	1,080

Total	$6,582	$6,885

Liabilities and shareholders’ deficit
Current liabilities
Short-term debt	$90	$75
Current maturities of long-term debt	41	140
Other current liabilities	1,826	1,771

Total current liabilities	1,957	1,986

Long-term debt, excluding current maturities	3,578	3,428
Other non-current liabilities and minority interests	1,560	1,684
Shareholders’ deficit	(513)	(213)

Total	$6,582	$6,885

Amounts as of March 31, 2006 include the Company’s divested North American and European plastics businesses that were sold in subsequent 2006 quarters.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2007	2006

Cash flows from operating activities

Net income	$16	$10
Depreciation and amortization	55	55
Other, net	(305)	(243)

Net cash used for operating activities (A)	(234)	(178)

Cash flows from investing activities
Capital expenditures	(44)	(54)
Other, net	(2)	14

Net cash used for investing activities	(46)	(40)

Cash flows from financing activities
Net change in debt	147	213
Other, net	(1)	(2)

Net cash provided by financing activities	146	211

Effect of exchange rate changes on cash and cash equivalents	5	6

Net change in cash and cash equivalents	(129)	(1)

Cash and cash equivalents at January 1	407	294

Cash and cash equivalents at March 31	$278	$293

(A)	Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31 follows:

Three months ended March 31,	2007	2006

Net cash used for operating activities	($234)	($178)
Capital expenditures	(44)	(54)

Free cash flow	($278)	($232)

Cash flows related to the Company’s divested North American and European plastics businesses are included for the periods prior to the sales of those businesses in 2006.